INDEPENDENT AUDITORS' CONSENT

We consent to the use in this Post-Effective Amendment No. 27 to Registration Statement under the Securities Act of 1933, filed under Registration Statment No. 33-46973 of our report dated December 6, 1996, relating to Payden & Rygel Investment Group, including Global Short Bond Fund, Global Fixed Income Fund, International Bond Fund, Short Duration
Tax Exempt Fund, Tax Exempt Bond Fund, U.S. Treasury Fund, Limited Maturity Fund, Short Bond Fund, Intermediate Bond Fund, Opportunity Fund, and Market Return Fund, included in the Statement of Additional Information and to the reference to us under the caption "Independent Auditors", in such Registration Statement.

DELOITTE & TOUCHE LLP

Dayton, Ohio
December 18, 1996